Exhibit 99.1

Golden Aria Acquires Global Sales Rights to Solar Powered Water Purification Technology

VANCOUVER, British Columbia, February 4, 2010 -- Golden Aria Corp. (OTCBB:GLCP) (the "Company" or "Golden Aria") is pleased to announce it has acquired global sales and marketing rights to solar and/or wind turbine powered water purification equipment and technology.

Golden Aria has signed a definitive agreement with Global Solar Water Power Systems Inc. of Spring Valley, California (“GSWPS”) whereby Golden Aria has been appointed as the independent sales representative to solicit orders for the solar and/or wind turbine powered water filtration products on an EXCLUSIVE basis everywhere throughout the Continent of Africa; and at this time on a NON EXCLUSIVE basis throughout the rest of the world with the exception of the nation of Iraq which is not presently available.

The Company will earn a sales commission on sales it initiates and will be responsible for encouraging and administering third party distribution on a global basis. The Company has previously announced a Letter of Intent that has been signed with GSWPS whereby the Company may acquire up to a 20% equitable ownership interest in GSWPS subject to certain terms and conditions. This transaction has not yet closed between GSWPS and the Company, which have extended their deadlines by an additional two weeks to allow for satisfactory due diligence and approvals.

The companies have formed this strategic relationship for the development, implementation, marketing and distribution of the technology and its applications around most of the world to better enable people everywhere to have access to clean drinking water. The Company has posted a dramatic video of the equipment in operation at its website www.goldenaria.com

GSWPS is in the business of developing and manufacturing state of the art portable solar powered trailer mounted water purification units that can be delivered and operated nearly anywhere in the world and can provide a village, resort, or remote work-camps with all their drinking water and domestic water requirements. The technology was developed in 2009 by Mark Snyder, Chief Technology Officer of Golden Aria, and Mark Snyder is the President of GSWPS. Over 300 locations in war-torn Iraq are now benefiting from clean drinking water as a result of the deployment of these systems, which were delivered by others to Iraq during 2009.

Wind turbine powered units are in development for applications in remote locations that do not enjoy sufficient sunlight hours, bringing clean drinking water to all the corners of the world. All the units employ various filtering, membrane and UV technology to deliver potable drinking water.

Mark Snyder has been an expert in several areas of alternative energy industries for over 30 years, including acting as a consultant under the Clinton Administration on its Y2K contingency plans. He and his companies have installed over 3,000 solar PV systems over the years and have been involved with the development of several unique clean technology solutions including wind, biomass, biofuels and organic farming.

Golden Aria recently announced its intent to change its name to Enertopia Corporation to better reflect our focus on clean energy and water solutions for our planet.

For further information on Golden Aria and specifically the solar powered water purification unit please visit our website at www.goldenaria.com

About Golden Aria Corp.

Golden Aria is evaluating alliances and opportunities on alternative energy projects with low or no carbon emissions that offer longer term sustainable returns on capital investment. Golden Aria routinely evaluates projects and corporate opportunities.

For further Information please visit our website www.goldenaria.com or contact Mr. Robert McAllister President at 250.870.2219

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements include but are not limited to that specific terms of the proposed transaction are expected to be disclosed if and when a definitive agreement is reached, that any sales or sales revenue will result from the entering of the sales and marketing agreement, and that the companies expect to form a strategic relationship for the development, implementation, marketing and distribution of the technology and its applications around the World excluding Iraq. The transaction to purchase 20% equitable ownership in GSWPS has not occurred at this time and no assurance can be given that it will occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, receipt of all required regulatory and third party approvals for the proposed transaction, receipt of all required financial statements to consummate the proposed transaction, satisfactory completion of due diligence by the parties to the proposed transaction, the entry into a definitive agreement between the parties to the proposed transaction and other factors which may be identified from time to time in the Company's public announcements and filings.

SOURCE: Golden Aria Corp.